Monza Ventures Inc.
1018 Huguang Rd., Chang Chun
China, 130012
949-419-6588
F: 949-272-0088

November 3, 2011

United States
Securities and Exchange Commission
Washington, D.C. 20549
Attn: Lilyanna L. Peyser,
Staff Attorney


RE: Monza Ventures Inc.
Form 10-K/A for the Fiscal Year Ended November 30, 2010
Filed March 16, 2011
File No. 000-51976

Dear Lilyanna L. Peyser,

This amendment to the Correspondence we filed on November
1, 2011 is issued to state that we will file an amendment to the comments we received from the SEC by November 10, 2011.

Regards,

/s/Greg Thompson
Greg Thompson